Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Steve Kennedy 312-577-1758 office
skennedy@digcommunications.com

Analyst Contact:	Denis Tian, Solo Cup Company
847-579-3706 office
denis.tian@solocup.com

Solo Cup Company Names Interim Chief Financial Officer

Highland Park, IL (July 27, 2006) - Solo Cup Company announced today that its Board of Directors appointed Eric A. Simonsen interim chief financial officer (CFO) of the company. While the company continues its search for a permanent CFO, Mr. Simonsen will report directly to Robert Korzenski, president and chief operating officer of the company and have responsibility for the company’s finance and accounting functions.

“Eric brings more than 35 years of financial experience and leadership to the Solo team. We believe his hands on style and executive management experience will enhance the company’s financial position and global operations,” said Korzenski.

Mr. Simonsen is a managing director of AlixPartners, a financial advisory firm specializing in performance improvement and corporate restructuring. Prior to joining AlixPartners in 2002, Simonsen spent ten years at Allmerica Financial Corporation, a Fortune 400 financial services company where he was CFO and chief of operations. His appointments while at AlixPartners have included CFO, chief administrative officer, chief operating officer and corporate controller.

Mr. Simonsen also owned and built The Lincoln Group, a $225 million paper and cloth products manufacturing and distribution company. Additionally, he was a certified public accountant and managing partner for Price Waterhouse. Mr. Simonsen holds a master’s degree in business administration in corporate finance and a bachelor’s degree in accounting from Lehigh University.

The company also announced the appointment of Norman W. Alpert to its Board of Directors to replace John R. Woodard who resigned his position to take on additional responsibilities at Vestar. Mr. Alpert was previously a director of the company from February 2004 until February 2006.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in paper, plastic, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations, such as those statements relating to the company’s outlook. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include the effect of general economic and competitive business conditions, increases in energy and other manufacturing costs, and fluctuations in demand for the company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the company’s business and financial results, see information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and in our other filings made from time to time with the SEC. The company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

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